EX-99.d.25.i

AMENDMENT

TO SUB-ADVISORY AGREEMENT

THIS AMENDMENT (“Amendment”) to the Sub-Advisory Agreement (“Agreement”) dated December 10, 2018, by and between Mercer Investments LLC (formerly known as Mercer Investment Management, Inc.), a Delaware limited liability company (the “Advisor”), and Veritas Asset Management LLP, a limited liability partnership (the “Sub-Advisor”), is made as of June 5, 2024.

RECITALS

WHEREAS, pursuant to the Agreement, the Advisor has engaged the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ assets which the Advisor has assigned to the Sub-Advisor;

WHEREAS, as compensation for the Sub-Advisor’s services rendered pursuant to the Agreement, the Advisor shall pay the Sub-Advisor a fee set forth in Exhibit A of the Agreement;

WHEREAS, the parties desire to amend the fee schedule set forth in Exhibit A of the Agreement; and

WHEREAS, Section 15 of the Agreement provides that the parties may mutually agree to amend the Agreement by a written instrument signed by both the Advisor and the Sub-Advisor.

AGREEMENT

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Agreement, as follows:

1.                  Effective as of June 4, 2024, Exhibit A of the Agreement, “Fee Schedule”, is hereby deleted and replaced with the Exhibit A attached to this Amendment.

2.                  All other terms and provisions of the Agreement shall remain in full force and effect, except as modified hereby.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Mercer Investments LLC (f/k/a Mercer Investment Management, Inc.)

By:	/s/ Larry Vasquez
Name:	Larry Vasquez
Title:	Senior Portfolio Manager - Equities

Veritas Asset Management LLP

By:	/s/ Nicola Smith
Name:	Nicola Smith
Title:	Chief Operating Officer